Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters

Director—Investor Relations

713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP PROVIDES SELECTED FOURTH QUARTER 2005 ESTIMATES

HOUSTON, Texas, January 25, 2006—Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) announces today the expected earnings impact in the fourth quarter from mark-to-market derivative transactions and stock appreciation rights. The Company also announces estimated fourth quarter oil and gas production volumes.

Mark-to-Market Derivative Transactions

PXP expects to record in the fourth quarter of 2005 a pre-tax charge to income of $6.9 million related to mark-to-market derivative contracts. Cash payments related to these contracts that settled in the fourth quarter totaled $90.7 million.

For 2006, PXP’s crude oil derivative position consists exclusively of purchased put option contracts with a strike price of $55. The only cash settlements PXP is required to make on these contracts are option premiums, which are expected to total approximately $7.5 million per month. In return, to the extent the daily average NYMEX price for West Texas Intermediate crude oil is less than $55, PXP will receive the difference between $55 and the daily average NYMEX price for West Texas Intermediate crude oil.

In addition to the 2006 put options, PXP’s crude oil derivative position includes additional put options in 2007 and collar positions in 2007 and 2008. A summary of PXP’s current derivative positions is attached. As all of PXP’s derivative contracts are accounted for under mark-to-market accounting the Company expects continued volatility in its reported earnings due to gains and losses on these contracts as changes occur in the NYMEX price index.

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Stock Appreciation Rights (SARs)

The Company has issued SARs to employees and accounting for SARs requires that the Company record an expense or a credit for vested or deemed vested SARs depending on whether, during the period, the stock price either rose or fell, respectively. Accordingly, since the stock price declined from $42.82 per share on September 30, 2005 to $39.73 per share on December 31, 2005 the Company anticipates recording a pre-tax credit of approximately $4.2 million in the fourth quarter for SARs. Cash payments for SARs exercised during the fourth quarter were approximately $9.1 million.

Production

On a barrel equivalent basis the Company produced approximately 62.9 thousand barrels per day during the fourth quarter of 2005 which was within the previously announced guidance range. Fourth quarter production was impacted by hurricane downtime and operational shut-ins which were restored in January.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004, for a discussion of these risks.

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All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Plains Exploration & Production Company

Summary of Open Derivative Positions

at December 31, 2005

Period	Instrument Type	Daily Volumes	Average Price	Index

Sales of Crude Oil Production

2006

Jan - Dec	Put options	50,000/Bbls	$55.00 Strike price	WTI

2007

Jan - Dec	Collar	22,000/Bbls	$25.00 Floor -$34.76 Ceiling	WTI

Jan - Dec	Put options	50,000/Bbls	$55.00 Strike price	WTI

2008

Jan - Dec	Collar	22,000 /Bbls	$25.00 Floor - $34.76 Ceiling	WTI

Purchases of Natural Gas

2006

Jan - Dec	Call Options	30,000/MMBtu	$12.00 Strike price	Socal

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